EXHIBIT 10.35
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
     NON-COMPETITION AND NON-DISCLOSURE AGREEMENT dated as of February 24, 2004, by and among (i) BRS-HCC Investment Co., Inc. (“BRS-HCC”), Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRSLP”), Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation (“BRSC”) (“BRS-HCC”, “BRSLP” and “BRSC” collectively “BRS”), and Bruce C. Bruckmann, individually (“BCB”), and (ii) Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Company”);
WITNESSETH:
     WHEREAS, BRS-HCC is a Unit holder and Member of the Company, BRSLP is a lender to the Company and the holder of all of the capital stock of BRS-HCC, BRSC is the General Partner of BRSLP and BCB is a Managing Director of BRSC and it is anticipated that BCB will serve as a director of the Company; and as a result thereof, BRS and BCB have or will have access to and knowledge of all business information and confidential data of the Company; and
     WHEREAS, BRSLP’s right to subscribe for and receive ownership of Units in the Company is expressly conditioned upon BRS’s and BCB’s entering into this Non-Competition and Non-Disclosure Agreement;
     NOW, THEREFORE, in pursuant of the above and in consideration of the terms and conditions contained herein and for other good and valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
     (1) Consideration. BRS and BCB acknowledge that the consideration received by BRSLP under the Purchase Agreement dated February ___, 2004 (“Purchase Agreement”) between the Company and BRSLP and BRSLP’s Subscription Agreement dated as of the same date is good and sufficient consideration for BRS’s and BCB’s covenants, agreements and forbearances contained in this Agreement and that the Company would not have allowed BRS-HCC to subscribe for Units but for BRS’s and BCB’s entering into this Agreement.
     (2) Non-Disclosure. Neither BRS nor BCB or any of BRS’s partners, shareholders, directors, employees, agent or contractors will, at any time following this date, disclose to any person, firm or corporation, any confidential information concerning the Company or its assets or business, except as may be required by governmental law or regulation or in legal proceedings to which BRS, BCB or said other parties are subpoenaed to give testimony, in which event BRS and/or BCB, as the case may be, shall notify the Company promptly upon learning that BRS, BCB or any of said parties may be required or compelled to divulge any confidential information. However, the foregoing shall not prohibit the disclosure by BRS-HCC or BRSLP to its investors; however, BRSLP shall impose upon its investors reasonable confidentiality restrictions and BRSLP shall be liable for any breach by its investors of such confidentiality restrictions which results in damages to the Company. For purposes of this Agreement, “confidential information” consists of that proprietary information subject to protection under the Uniform Trade Secrets Act and includes, without limitation, the Company’s customer list and price information for all customers and other intangible property. “Confidential information” does not include information in the public domain through no fault of BRS or BCB or reasonably discoverable without access to internal documents or information.
     (3) Non Competition. During the term of BRS-HCC’s ownership of Units and for a period of two (2) years from the date of BRS-HCC’s cessation of such ownership (“Restricted Period”), BRS and BCB will not, other than for the exclusive benefit of the Company, directly or indirectly engage in the Business (as defined below), whether as an employee, owner, member, manager, consultant, agent, partner, lender, service provider or in any other capacity. For purposes of this Agreement, the term “Business” means the business of providing “parts cleaning services” in the United States or Canada (the “Territory”) with annual parts cleaning revenues from such services equal to or greater than $1.0 million. For purposes hereof, “parts cleaning services” means the sale of services to customers that includes the sale/delivery of new solvent used in sink-on-drum or vat-type parts cleaning equipment, combined with the removal of used solvent. The term “solvent” encompasses petroleum hydrocarbons and aqueous cleaning solutions. Such services may or may not include the sale/provision/loan/lease of parts cleaning equipment and assistance with customer analysis and characterization, customer compliance and paperwork; but where included, fees for these additional related services are included in the definition of parts cleaning revenue.
     (4) Non-Solicitation; Non-Piracy. During the Restricted Period, BRS and BCB will not directly or indirectly call on any person or business organization which was a customer of the Company during the BRSLP’s ownership of Units for Business within the Territory. Further, during the Restricted Period, BRS and BCB will not, without the consent of the Company, for BRS’s or BCB’s own account or for any third party, directly or indirectly solicit or endeavor to entice away, offer employment to or employ any person who was employed by the Company during the twelve (12) month period immediately before the cessation of such ownership.
     (5) [Omitted]
     (6) Default and Remedies. BRS and BCB acknowledge and agree that, if BRS, BCB or any of the other parties referenced herein directly or indirectly breaches, violates, or fails to perform fully the obligations under this Agreement (“Default”), each Default shall cause immediate and irreparable harm to the Company, in a manner which cannot be adequately compensated in damages. The Company, BRS and BCB agree that in the event of any such Default, the Company, in addition to all other available remedies at law or in equity, may, insofar as BRS, BCB or the other parties referenced herein may be concerned, be entitled to temporary, preliminary and permanent injunctive relief to restrain such Default(s) by BRS, BCB or any of the other parties referenced herein, and to all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceedings in which the Company prevails in whole or in part. Nothing contained herein shall restrict or limit in any manner the Company’s right to obtain any form of relief, legal or equitable, in an action brought to enforce the Company’s rights.
     (7) Severability. All provisions of this Agreement are intended to be severable. Each provision of this Agreement constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Agreement is held to be illegal, invalid or unenforceable in any respect, such finding shall in no way affect the legality, validity, or enforceability of all other provisions of this Agreement. The Company, BRS and BCB agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.
     (8) No Waiver of Rights. Neither any failure or any delay on the part of any party in exercising its rights shall operate as a waiver, nor shall a single or partial exercise preclude any further exercise of any right, power, or privilege by any party.
     (9) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The state and federal courts located in Kane County, Illinois, shall be the courts of exclusive jurisdiction and venue over any enforcement of this Agreement.
     (10) Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. BRS hereby agrees that the provisions of this Agreement, other than the provisions of Section (3) hereof, may be assigned in whole or in part by the Company to any person acquiring substantially all of the assets of the Company (whether by purchase, merger or other similar transaction), and BRS hereby consents to such assignment and agrees to be bound to the assignee under all of the terms and conditions of this Agreement.
     (11) Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in accordance with Section 10(g) of the Purchase Agreement.
     (12) Modification. No waiver, alteration or modification of any provision of this Agreement will be valid unless made in writing and signed by both parties hereto. The waiver of any breach or default shall not be deemed to waive any subsequent breach or default.
     (13) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any domestic federal, state or local statute or law, shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained therein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
     (14) Entire Agreement. This Agreement constitutes the entire agreement of the parties relative to the subject matter and supersedes any prior understanding, agreements or representations by or among the parties, written or oral with regard to the subject matter of this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Disclosure Agreement as of the date first above written.

Heritage-Crystal Clean, LLC		BRS-HCC Investment Co., Inc.

By:	/s/ Joe Chalhoub	By:	/s/ Bruce C. Bruckmann

	Joe Chalhoub		Bruce C. Bruckmann
	President and Chief Executive Officer		President

Bruckmann, Rosser, Sherrill & Co., Inc.

By:	/s/ Bruce C. Bruckmann

Bruce C. Bruckmann
Title:

Bruckmann, Rosser, Sherrill & Co II, L.P.
By:	Bruckmann, Rosser,
Sherrill & Co., Inc., its
General Partner

By:	/s/ Bruce C. Bruckmann		/s/ Bruce C. Bruckmann

	Bruce C. Bruckmann		Bruce C. Bruckmann
	Managing Director		Individually